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                                                                  Exhibit (b)(5)

                                    TERM NOTE


$3,500,000.00                                       Dated:  September 13, 2004
Chicago, Illinois                                     Due Date: March 13, 2006


         FOR VALUE RECEIVED, BOYD BROS. TRANSPORTATION INC., a Delaware corporation (the "Borrower"), whose address is 3275 Highway 30, Clayton, AL 36016, promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, a national banking association (hereinafter, together with any holder hereof, the "Bank"), whose address is 135 South La Salle Street, Chicago, Illinois 60603, on or before March 13, 2006 (the "Term Loan Maturity Date"), the principal sum of THREE MILLION FIVE HUNDRED THOUSAND and 00/100 DOLLARS ($3,500,000.00), which amount is the principal amount of the Term Loan made by the Bank to the Borrower under and pursuant to that certain Loan and Security Agreement dated as of September 13, 2004, executed by and between the Borrower and the Bank, as amended from time to time (as amended, supplemented or modified from time to time, the "Loan Agreement"), together with interest (computed on the actual number of days elapsed on the basis of a 360 day year) on the principal amount of the Term Loan outstanding from time to time as provided in the Loan Agreement. Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement.

         The outstanding principal of this Term Note, and all accrued interest thereon, shall be payable as provided in the Loan Agreement, and the outstanding principal balance of this Term Note, and all accrued and unpaid interest thereon, shall be due and payable in full on the Term Loan Maturity Date, unless payable sooner pursuant to the provisions of the Loan Agreement.

         This Note evidences the Term Loan incurred by the Borrower under and pursuant to the Loan Agreement, to which reference is hereby made for a statement of the terms and conditions under which the Term Loan Maturity Date or any payment hereon may be accelerated. The holder of this Term Note is entitled to all of the benefits and security provided for in the Loan Agreement.

         Principal and interest shall be paid to the Bank at its address set forth above, or at such other place as the holder of this Term Note shall designate in writing to the Borrower. The Term Loan made by the Bank, and all payments on account of the principal and interest thereof shall be recorded on the books and records of the Bank and the principal balance as shown on such books and records, or any copy thereof certified by an officer of the Bank, shall be rebuttably presumptive evidence of the principal amount owing hereunder.

         Except for such notices as may be required under the terms of the Loan Agreement, the Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Term Note, and assents to any extension or postponement of the time of payment or any other indulgence.

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         The Term Loan evidenced hereby has been made and this Term Note has been delivered at the Bank's main office set forth above. This Term Note shall be governed and construed in accordance with the laws of the State of Illinois, in which state it shall be performed, and shall be binding upon the Borrower, and its legal representatives, successors, and assigns. Wherever possible, each provision of the Loan Agreement and this Term Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Loan Agreement or this Term Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Loan Agreement or this Term Note. The term "Borrower" as used herein shall mean all parties signing this Term Note, and each one of them, and all such parties, their respective successors and assigns, shall be jointly and severally obligated hereunder.

         IN WITNESS WHEREOF, the Borrower has executed this Term Note as of the date set forth above.

                                 BOYD BROS. TRANSPORTATION INC.,
                                 a Delaware corporation


                                 By:      /s/ GAIL COOPER
                                        ---------------------------------------
                                 Name:    Gail Cooper
                                        ---------------------------------------
                                 Title:   President
                                        ---------------------------------------


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